FOR IMMEDIATE RELEASE
                                    For further information:
                                    Cynthia A. Bond
                                    Director, Investor Relations
                                    (212) 407-9126

SFX BROADCASTING ANNOUNCES COMMENCEMENT OF TENDER OFFER AND
CONSENT SOLICITATION FOR ITS 11 3/8% SENIOR SUBORDINATED NOTES

NEW YORK, May 6, 1996 -- SFX Broadcasting, Inc. (NASDAQ: SFXBA) announced today that it had commenced a tender offer to purchase for cash all of its outstanding 11 3/8% Senior Subordinated Notes due 2000 (the "Notes"), subject to the terms and conditions set forth in SFX's Offer to Purchase and Consent Solicitation Statement dated May 2, 1996. In connection with the tender offer, SFX is also soliciting consents to certain proposed amendments to the indenture pursuant to which the Notes were issued (the "Indenture"). There are $80.0 million in principal amount of the Notes outstanding.

SFX is offering to purchase the Notes for a cash purchase price of $1,080 per $1,000 principal amount plus accrued interest up to, but not including, the date of acceptance by SFX of Notes which have been validly tendered for purchase (the "Acceptance Date"). Holders of the Notes who tender their Notes will be required to consent to the proposed amendments to the Indenture. There will be no separate payment for the consents.

The tender offer and consent solicitation will expire at 12:00 midnight, New York City time, on Thursday, May 30, 1996, unless extended (the "Expiration Date"). Tendered Notes may be withdrawn and consents may be revoked at any time prior to the execution by the Company and the trustee under the Indenture of a supplemental indenture embodying the proposed amendments, which is expected to occur as soon as holders of at least 50% of the outstanding Notes, excluding Notes held by SFX and its affiliates, have been received, but in no event sooner than May 15, 1996. On the Acceptance Date, SFX will pay for all notes which have been validly tendered prior to the Expiration Date. The Acceptance Date is expected to be May 31, 1996.

The tender offer and the consent solicitation are conditioned upon, among other things, (i) the tender of not less than a majority in principal amount of the Notes, and (ii) the consummation of private placements by SFX of preferred stock and debt.

BT Securities Corporation is serving as exclusive dealer manager for the tender offer and consent solicitation. D.F. King & Co., Inc. is serving as the information agent for the tender offer and consent solicitation. Interested persons may contact the information agent for copies of the Offer

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to Purchase and Consent Solicitation, the related Letter of Transmittal and
Consent and other ancillary documents.

SFX is a leading radio broadcasting company which owns, operates, provides services to or has agreed to acquire over seventy radio stations in large and middle markets across the country.

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